Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-82530, No. 333-122312, No. 333-125510, No. 333-134451, No. 333-206521, No. 333-221184, No. 333-231645, No. 333-266036, and No. 333-273406) on Form S-8 and (No. 333-97869, No. 333-221178, and No. 333-251140) on Form S-3 of our report dated March 26, 2025, with respect to the consolidated financial statements of Usio, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2024.

We further consent to our designation as an expert in accounting and auditing.

/s/ Pannell Kerr Forster, P.C.

Pannell Kerr Forster, P.C.

Houston, Texas

March 26, 2025